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Exhibit 8.1

[LETTERHEAD OF STOEL RIVES LLP]

October 27, 2003

Huntsman International LLC
500 Huntsman Way
Salt Lake City, Utah 84108

Re:
Exchange Offer for $150,000,000 9 7/8% Senior Notes dues 2009

Ladies and Gentlemen:

        We have acted as counsel to Huntsman International LLC, a Delaware limited liability company (the "Company"), in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $150,000,000 9 7/8% Senior Notes dues 2009 (the "Old Notes") for a corresponding aggregate principal amount of new 9 7/8% Senior Dues due 2009 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement."

        This letter and our opinion are subject to all assumptions, qualifications and limitations not inconsistent herewith that are described in the Legal Opinion Accord of the ABA Section of Business Law (1991) at Section 4 ("Reliance by Opinion Giver on Assumptions") and Section 18 ("Opinions by Implication"). The law covered by the opinion expressed herein is limited to the federal law of the United States.

        You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we have deemed necessary.

        Based on our examination of the foregoing items, and subject to the assumptions, exceptions, limitations, and qualifications set forth in this letter, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes because the Exchange Notes will not be considered to be a "significant modification" of the Old Notes. Rather the Exchange Notes received by a holder under the Exchange Offer will be treated as a continuation of the Old Notes in the hands of that holder. As a result, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable event to holders for federal income tax purposes. The holding period of the Exchange Notes will be the same as the holding period of the Old Notes and the tax basis in the Exchange Notes will be the same as the basis in the Old Notes, as measured immediately before the exchange.

        This opinion represents and is based upon our judgment regarding application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings, procedures and such other legal authorities as we have deemed appropriate for purposes of our opinion, as each exists on the date hereof. Our opinion expressly does not address application of any laws other than United States federal income tax laws, including, without limitation, tax laws of any country other than the United States and tax laws of any state or local jurisdiction.

        Our opinion is an expression of our professional judgment based on the facts, conditions and assumptions set forth herein and is not a guarantee of the current status of the law or a specific outcome or result. No ruling has been requested or received from the Internal Revenue Service (the "Service"). Our opinion is not binding upon the Service or the courts, and there can be no assurance that the Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein.

        No opinion is expressed as to any federal income tax consequences if all of the representations, warranties, statements and assumptions upon which we have relied are not true, accurate and complete at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied in issuing this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We are furnishing this opinion in our capacity as counsel to the Company, and this opinion is solely for the benefit of the Company. No person other than you may rely on this opinion for any purpose, and no person may be subrogated to any rights you may have in connection with this opinion. Except as otherwise may be noted, the information set forth herein is as of the date hereof. We disclaim any undertaking to advise you of changes that thereafter may be brought to our attention, including any change in the law, whether by legislative or regulatory action, judicial interpretation or otherwise, or of any change in facts as they currently exist.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      /s/  STOEL RIVES LLP

                      Stoel Rives LLP

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  Exhibit 8.1